EXHIBIT 10.111.1


                          AMENDMENT TO PROMISSORY NOTE

         This Amendment to Promissory Note (this "Amendment"), dated as of January 2, 2003, is by and between TARRANT APPAREL GROUP, a corporation formed under the laws of the State of California with offices at 3151 East Washington Boulevard, Los Angeles, California 90023 ("Maker") and TODD KAY ("Payee").

         WHEREAS, for good and valuable consideration the receipt and sufficiency of which was and is hereby acknowledged, Maker executed that certain Promissory Note (the "Note") dated as of July 1, 2002, under which Maker agreed to pay to Payee the principal sum of One Million Two Hundred Sixty-Six Thousand Two Hundred Dollars ($1,266,200.00) (or such lesser principal amount as may be outstanding, when due) (the "Principal"); and

         WHEREAS, the Note obligated Maker to pay to Payee the Principal, according to a specified schedule of payments, the last of which was due on January 6, 2003; and

         WHEREAS, the Note obligated Maker to pay to Payee all accrued interest on the Principal on March 31, 2003; and

         WHEREAS, the current outstanding Principal of the Note is Four Hundred Eighty Seven Dollars and none of the accrued interest payable under the Note has been paid;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Maker and Payee (the "Parties") agree as follows:

         1. REVISED INTEREST DUE DATE. The interest due under the Note shall continue to accrue on the outstanding Principal balance of the Note, at the rate and under the terms set forth in the Note, and all accrued interest due and payable under the Note shall be paid, without counterclaim, set-off or deduction, on September 30, 2003.

         2.  REVISED   PAYMENT  SCHEDULE.    Maker  shall  unconditionally   and
irrevocably pay to Payee, without counterclaim, set-off or deduction, the outstanding Principal of the Note, in payments of $30,000 per week, with the first payment due on April 4, 2003. Thereafter, payments will be due every 7 days until the principal is repaid.

Notwithstanding the foregoing REVISED PAYMENT SCHEDULE amounts above, Maker shall only be required to make the payments set forth in each such clause (inclusive of any Payment Deficiency as defined in the Note) on each such Maturity Date, if, and to the extent that, on the Maturity Date, there is Cash Flow from Operations (as defined in the Note), the determination thereof being based upon Maker's consolidated revenues and operating expenses during each applicable weekly period. To the extent that their is not sufficient Cash Flow from Operations on any of such Maturity Dates to make the payments due on any of such dates, Maker shall advise Payee, in writing, of the Payment Deficiency and the Payment Deficiency will be carried


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forward and  automatically  become due on the next succeeding  Maturity Date (in addition to the amount otherwise due on that date).

         3. NO FURTHER AMENDMENTS. Except for the foregoing, no other terms of conditions of the Note are altered hereby, and all other terms and conditions remain in full force and effect.

         IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Amendment to be signed by their authorized representatives as of the date first written above.

TARRANT APPAREL GROUP


By:   /S/ PATRICK CHOW                                    /S/ TODD KAY
    ----------------------------                        ------------------------
      Patrick Chow, CFO                                   TODD KAY


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